[THE KNOT LOGO]

August 7, 2008

Mr. Jeremy Lechtzin

Re: Terms of Employment

Dear Jeremy:

It gives me great pleasure to confirm the terms by which The Knot, Inc. will continue your employment under the new title Senior Vice President, General Counsel and Secretary, reporting to the Chief Executive Officer. Upon your designation by the Board of Directors, you will serve as an executive officer of The Knot.

The terms of this agreement will be effective upon approval of the Compensation Committee of the Board of Directors. This agreement supersedes the terms contained in your offer of employment dated April 26, 2007.

Compensation Terms

Base Salary

Your annualized salary rate is $235,000 (“Base Salary”), which will be paid semi-monthly, on the 15th and on the last workday of the month. With respect to your Base Salary for 2009 and thereafter, the Compensation Committee shall review your performance and Base Salary annually for potential increases. Your Base Salary will be subject to withholding of income, social security and employment taxes in accordance with The Knot’s normal practices.

Incentive Bonus

For 2008, you will be eligible to receive a cash bonus at the discretion of the Chief Executive Officer. With respect to 2009 and thereafter, you will be eligible to earn an annual cash incentive bonus expressed as a percentage of Base Salary. Each year, your target and maximum bonus opportunities will be set by the Compensation Committee. The amount of your actual bonus will be determined according to your achievement of certain performance criteria established by the Compensation Committee. The incentive bonus will be conditioned upon the other terms and conditions of the incentive compensation program for executive officers, as may be in effect from time to time, and is payable within thirty (30) days following the completion of The Knot’s annual audit and approval by the Compensation Committee. The incentive bonus is not guaranteed and is completely discretionary; you may receive an incentive bonus in one year but not the next.

Restricted Stock Grant

You will receive a restricted stock grant of 25,000 shares, which will vest over a four-year term, with the first 25% of the grant vesting on the first anniversary of the grant date, and the balance of the grant vesting in equal annual installments thereafter. The restricted stock grant will be made as soon as possible following the effective date of this agreement, and will be subject to the standard terms and conditions of The Knot’s 1999 Stock Incentive Plan and a restricted stock agreement between you and The Knot. Your restricted stock agreement will provide that if The Knot is acquired by merger, asset sale or sale of more than 50% of its voting securities by the stockholders (in each case in accordance with the definition of “change in control” under the Stock Incentive Plan), in addition to those shares of restricted stock that have previously vested before such change in control in accordance with the regular vesting schedule, an amount of shares of restricted stock shall vest upon such event equal to the greater of (1) the shares of restricted stock that would otherwise have vested during the one year period following the change in control, and (2) 50% of the shares of restricted stock that are not vested on the date of the change in control.

Mr. Jeremy Lechtzin
August 7, 2008

Other Compensation

You will be eligible to participate in future incentive compensation programs for executive officers, if and when such programs are established by the Compensation Committee of the Board of Directors, at a level commensurate with your position at the time awards are granted and on the same general terms and conditions as apply to the other executive officers of The Knot. Without limiting the foregoing, your participation in future equity grant programs made available to executive officers will not be reduced as compared to other executive officers because of your restricted stock grant made pursuant to this agreement. In addition, in no event will the terms of equity awards granted to you (including your restricted stock grant made pursuant to this agreement) with respect to accelerated vesting upon a “change in control” be less favorable than the terms made available to any other executive officer, and The Knot will cause any award to be modified if and as necessary to carry out this provision.

Severance

If your employment is involuntarily terminated without cause by The Knot or a successor entity, or if you resign for “Good Reason,” you shall receive a lump-sum payment equal to your annualized Base Salary, at your rate of pay in effect immediately prior to such termination or resignation, and for 12 months after such termination or resignation receive all benefits (other than vesting of any equity award) that were associated with your employment immediately prior to such termination or resignation (to the extent and at such levels that these benefits remain available to employees of The Knot generally during such 12-month period). The Knot shall pay the lump-sum payment in connection with an involuntary termination without cause upon such termination, and the lump-sum payment in connection with a Good Reason resignation within 10 business days of the end of the Cure Period, as defined below.

An involuntary termination “without cause” shall mean a termination of employment other than for death, disability, termination for Cause or any resignation by you other than a resignation for Good Reason. “Cause” shall mean (1) your willful failure to perform the principal elements of your duties to The Knot or any of its subsidiaries, which failure is not cured within 20 days following written notice to you specifying the conduct to be cured, (2) your conviction of, or plea of nolo contendere to, a felony (regardless of the nature of the felony) or any other crime involving dishonesty, fraud, or moral turpitude, (3) your gross negligence or willful misconduct (including but not limited to acts of fraud, criminal activity or professional misconduct) in connection with the performance of your duties and responsibilities to The Knot or any of its subsidiaries, (4) your failure to substantially comply with the rules and policies of The Knot or any of its subsidiaries governing employee conduct or with the lawful directives of the Board of Directors of The Knot, or (5) your breach of any non-disclosure, non-solicitation, non-competition or other restrictive covenant obligations to The Knot or any of its subsidiaries. “Good Reason” shall mean (1) any reduction of your Base Salary, (2) the relocation of your principal place of business outside of New York City, or (3) the material diminution of your responsibilities or authority, any reduction of your title or any change in the reporting structure set forth in the first paragraph hereof, provided, however, that no Good Reason shall exist if you have not given written notice to The Knot within ninety (90) days of the initial existence of the Good Reason condition(s) and until The Knot has had thirty (30) days to cure such event (the “Cure Period”) after the date on which you give The Knot written notice specifying such event in specific detail before such event permits you to terminate your employment for Good Reason.

Mr. Jeremy Lechtzin
August 7, 2008

Benefits and Other Terms

Benefits and Expenses

You will continue to participate in The Knot benefits program as in effect on the date hereof. You will be eligible for 15 vacation days per year. A full description of your benefits is contained in official plan documents that are available to you. Please be advised that The Knot reserves the right to amend, change and terminate its policies, programs and employee benefit plans at any time during your employment.

At-Will Employment

Please understand that your employment will be “at will,” meaning that either you or The Knot may terminate the relationship at any time, with or without cause or notice. Please also note that The Knot reserves the right to revise, supplement, or rescind any of its policies, practices, and procedures (including those described in the Employee Handbook) as it deems appropriate in its sole and absolute discretion.

Compliance With Section 409A of the Internal Revenue Code

The intent of the parties is that payments and benefits under this agreement comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations and guidance promulgated thereunder (collectively, “Section 409A”), and, accordingly, to the maximum extent permitted, this agreement shall be interpreted to be in compliance therewith. If you notify The Knot (with specificity as to the reason therefor) that you believe that any provision of this agreement (or of any award of compensation, including equity compensation or benefits) would cause you to incur any additional tax or interest under Section 409A and The Knot concurs with such belief or The Knot (without any obligation whatsoever to do so) independently makes such determination, The Knot shall, after consulting with you, reform such provision to try to comply with Section 409A through good faith modifications to the minimum extent reasonably appropriate to conform with Section 409A. To the extent that any provision hereof is modified in order to comply with Section 409A, such modification shall be made in good faith and shall, to the maximum extent reasonably possible, maintain the original intent and economic benefit to you and The Knot of the applicable provision without violating the provisions of Section 409A.

A termination of employment shall not be deemed to have occurred for purposes of any provision of this agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Section 409A and, for purposes of any such provision of this agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.” If you are deemed on the date of termination to be a “specified employee” within the meaning of that term under Section 409A(a)(2)(B) of the Code, then with regard to any payment or the provision of any benefit that is specified as subject to this Section or that is otherwise considered deferred compensation under Section 409A payable on account of a “separation from service,” such payment or benefit shall be made or provided at the date which is the earlier of (A) the expiration of the six (6)-month period measured from the date of such “separation from service” and (B) the date of your death (the “Delay Period”). Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this Section (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to you in a lump sum, and any remaining payments and benefits due under this agreement shall be paid or provided in accordance with the normal payment dates specified for them herein. For purposes of this agreement, the term “Separation Pay Limit” shall mean two (2) times the lesser of (A) your annualized compensation based on your annual rate of pay for your taxable year preceding the taxable year in which you have a “separation from service,” and (B) the maximum amount that may be taken into account under a tax qualified plan pursuant to Section 401(a)(17) of the Code for the year in which you incur a “separation from service.”

Mr. Jeremy Lechtzin
August 7, 2008

All expenses or other reimbursements under this agreement shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by you (provided that if any such reimbursements constitute taxable income to you, such reimbursements shall be paid no later than March 15th of the calendar year following the calendar year in which the expenses to be reimbursed were incurred), and no such reimbursement or expenses eligible for reimbursement in any taxable year shall in any way affect the expenses eligible for reimbursement in any other taxable year.

In the event that it is determined that any payment or distribution of any type to or for your benefit, whether paid or payable or distributed or distributable, pursuant to the terms of this agreement would be subject to the additional tax and interest imposed by Section 409A, or any interest or penalties with respect to such additional tax (such additional tax, together with any such interest or penalties, are collectively referred to as the “409A Tax”), then you shall be entitled to receive an additional payment (a “409A Tax Restoration Payment”) in an amount that shall fund the payment by you of any 409A Tax as well as all income taxes imposed on the 409A Tax Restoration Payment, any 409A Tax imposed on the 409A Tax Restoration Payment and any interest or penalties imposed with respect to taxes on the 409A Tax Restoration Payment or any 409A Tax.

*  *  *  *  *

Mr. Jeremy Lechtzin
August 7, 2008

Please indicate your acceptance of these terms by returning the original signed and dated version of this agreement to my attention.

Sincerely,

/s/ DAVID LIU

David Liu
Chief Executive Officer

By signing, dating and returning this agreement, you accept our terms of employment.

/s/ JEREMY LECHTZIN	8/7/08
Jeremy Lechtzin	Date